Exhibit 99.1

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Investor Relations Contact: Tyler Farquharson (214) 368-2084

EXCO RESOURCES, INC. ANNOUNCES

CHANGES TO BOARD OF DIRECTORS

DALLAS, TEXAS, March 3, 2017…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced the resignation of Wilbur L. Ross from the Company’s Board of Directors (the “Board”) and the appointment of Anthony R. Horton and Stephen J. Toy to the Board.

On February 28, 2017, Mr. Ross delivered a letter to the Company stating that, as a result of the confirmation by the U.S. Senate of his appointment as Secretary of the U.S. Department of Commerce on February 27, 2017, he was required to step down from outside positions and therefore he resigned from his positions as a member of the Board and each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The investment funds managed by WL Ross & Co. LLC (“WL Ross”), who beneficially own approximately 18% of the Company’s outstanding common stock, will not be required to divest their ownership in EXCO as a result of Mr. Ross’ appointment as Secretary of the U.S. Department of Commerce or in connection with his resignation from the Board.

In order to fill the vacancy created by Mr. Ross’ departure, the Board, acting upon the recommendation of the Nominating and Corporate Governance Committee, appointed Stephen J. Toy as a member of the Board and each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, effective March 1, 2017. Mr. Toy currently serves as the Senior Managing Director and Co-Head of WL Ross. He is also Chairman of the Investment Committee of WL Ross and a member of WL Ross’ Management Committee. Mr. Toy is one of the founding members of WL Ross and has been involved in all phases of the firm’s development since its formation. Over the last nineteen years, Mr. Toy has been responsible for the execution of investments in the automotive, media, telecommunication, banking, railcar leasing and building materials sectors. Mr. Toy currently serves on the board of directors for Amalgamated Bank, Compagnie Europeenne de Wagons, International Automotive Components Group, Permian Basin Materials LLC and Plascar Participacoes SA. From 1996 to 2000, he worked in the Mergers & Acquisitions and Corporate Restructuring Group of Rothschild Inc. and from 1994 to 1996 he worked in the Public Finance Group at O’Brien Partners Inc. Mr. Toy graduated summa cum laude with a B.S. in Business Administration in 1994 from the State University of New York at Albany.

In addition, the Board, acting upon the recommendation of the Nominating and Corporate Governance Committee, also appointed Anthony R. Horton as a member of the Board and each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, effective March 1, 2017. Mr. Horton has been Chief Financial Officer and Executive Vice President of Energy Future Holdings Corp. since October 3, 2016 and has served as its Treasurer and Senior Vice President since April 2014. Prior to then, Mr. Horton served as Senior Vice President and Treasurer of Energy Future Holdings Corp. since September 28, 2004 and also served as its Assistant Secretary since May 2006. Mr. Horton also currently serves as an officer of several subsidiaries of Energy Future Holdings Corp., including serving as Senior Vice President and Treasurer at Energy Future Competitive Holdings Company LLC, Treasurer and Assistant Secretary at TXU Energy Receivables Company LLC and Senior Vice President and Treasurer of Energy Future Intermediate Holding Company LLC. In addition, Mr. Horton has also served on the board of directors of several private companies. Mr. Horton holds a B.B.A. in Management and Economics from the University of Texas at Arlington and a Masters of Professional Accounting and Finance from the University of Texas at Arlington and Dallas.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region.

Additional information about EXCO Resources, Inc. may be obtained by contacting Tyler Farquharson, EXCO’s Vice President, Chief Financial Officer and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: EXCO’s liquidity, sources of capital resources and ability to maintain compliance with debt covenants, continued volatility in the oil and gas markets, the continued listing of EXCO’s common shares on the NYSE, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.